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                                                                 Exhibit 8.1
                              May 24, 1999




Fruit of the Loom, Inc.
5000 Sears Tower
233 S. Wacker Drive
Chicago, Illinois   60606

Ladies and Gentlemen:

     We have acted as counsel to Fruit of the Loom, Inc., a Delaware corporation (the "Company"), in connection with the offer by the Company to exchange (the "Exchange Offer") its 8-7/8% Senior Notes Due 2006 (the "Exchange Notes") for all outstanding 8-7/8% Senior Notes Due 2006. This letter will confirm that we have advised the Company with respect to certain United States federal income tax consequences of the Exchange Offer, as described in the discussion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus included in the Registration Statement on Form S-4 (the "Registration Statement"), filed on this date with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

     We have based our opinions set forth in this letter on the provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations thereunder, published rulings and practices of the Internal Revenue Service, and court decisions. It should be noted that the federal income tax consequences discussed in this letter might be modified by legislative, judicial, or administrative action at any time, and such action might be applied retroactively or otherwise in a manner that might alter such tax consequences.

     In rendering this opinion, with respect to questions of fact, we have relied to the extent appropriate, without investigation, on the facts as stated in the Registration Statement.

     Based on the assumptions and subject to the qualifications and limitations set forth therein, in our opinion the discussion set forth under the caption "Certain United States Federal Income Tax Considerations" in the Registration Statement accurately describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the Exchange Notes. Such discussion is limited to the material United States federal income tax consequences,

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Fruit of the Loom, Inc.
May 24, 1999
Page 2


and it does not purport to discuss all possible federal income tax consequences or any state, local, or foreign tax consequences of the acquisition, ownership and disposition of the Exchange Notes.

     Except as stated above, we express no opinion with respect to any other matter. We are furnishing this opinion to you solely in connection with the Exchange Offer, and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name in the Registration Statement, and to the reference to us and this opinion letter in the Registration Statement.

                                   Sincerely,



                                   /s/ Katten Muchin & Zavis